Exhibit 23.2




February 9, 2004

The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland  21044

Attention:  Elizabeth A. Hullinger
            Senior Vice President
             and Director of Taxes

     Re:  Federal Income Tax Consequences
          -------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to The Rouse Company, a Maryland corporation (the "Company"), in connection with the issuance and sale of up to 4,600,000 shares of common stock, par value $0.01 per share (the "Shares"), pursuant to a prospectus supplement dated February 3, 2004 ("Prospectus Supplement") to the prospectus dated December 2, 1998 (collectively, the "Prospectus") included in the Company's Registration Statement on Form S-3 (File No. 333-67137), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain U.S. federal income tax matters. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b) of Regulation S-K, 17 C.F.R. Section 229.601, in connection with the filing of the Prospectus Supplement.

     In giving this opinion, we have examined the following:

     o the Amended Articles of Incorporation, as amended and restated in the Articles of Amendment and Restatement of the Company, as duly filed with the Maryland State Department of Assessments and Taxation on May 27, 1988;

     o    the Bylaws of the Company;

     o    the Prospectus Supplement;


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     o    the taxable REIT subsidiary elections for HRD Remainder, Inc.
          (formerly known as The Howard Research and Development Corporation and HRD Holdings, Inc.), TRC Property Holdings, Inc., RoPro TRS, Inc., Urban Retail Properties, Inc., Rouse Property Management, Inc., The Residences at Copley Place Master Association, Inc., FS Entertainment, Inc., The Rouse Company Protective Trust, Inc., HRD Properties, Inc., Four State Facility Corporation, The Hughes Corporation, Howard Hughes Properties, Inc., The Woodlands Corporation, WECCR, Inc., WECCR General Partnership and TWC Operating Holdings, Inc.; and

     o such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed with your consent that:

     1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. During its taxable years ended December 31, 1998 through December 31, 2003, the Company has operated, and, in future taxable years, the Company will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations (the "Regulations") thereunder, as in effect as of the date hereof, contained in a certificate, dated February 9, 2004 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

     3. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

     4. No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.


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     In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer's Certificate. We have relied completely upon the Company's representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

     Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Officer's Certificate and our review of the discussions in the Prospectus Supplement under the captions "Risk Factors - Risks Related to Our Business - We are a real estate investment trust and will continue to be subject to complex current and future tax requirements," "Risk Factors - Risks Related to Our Common Stock -Recently enacted U.S. federal income tax legislation reduces the maximum tax rates applicable to corporate dividends from 38.6% to 15%, which may make investments in equity securities of corporations relatively more attractive than investments in REITs and may have an adverse effect on the market price of our common stock" and "U.S. Federal Tax Considerations," we are of the opinion that:

                    (a) the Company qualified to be taxed as a REIT
               pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1998 through December 31, 2003, and the Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all future taxable years; and

                    (b) the descriptions of the law and the legal
               conclusions contained in the Prospectus Supplement under the captions "Risk Factors - Risks Related to Our Business - We are a real estate investment trust and will continue to be subject to


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               complex current and future tax requirements," "Risk Factors
               - Risks Related to Our Common Stock -Recently enacted U.S. federal income tax legislation reduces the maximum tax rates applicable to corporate dividends from 38.6% to 15%, which may make investments in equity securities of corporations relatively more attractive than investments in REITs and may have an adverse effect on the market price of our common stock" and "U.S. Federal Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Shares.

     We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter may not be used, distributed, or relied upon for any purpose by any other persons or quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency, in each case without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Arnold & Porter LLP under the caption "Federal Income Tax Consequences" in the Prospectus Supplement. In giving this


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consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.



                                    Very truly yours,

                                    /s/ ARNOLD & PORTER LLP

                                        ARNOLD & PORTER LLP